Exhibit 99.1
MANAGEMENT DISCUSSION SECTION
Operator: Good day, and welcome to APAC’s Fourth Quarter 2008 Earnings Results Conference Call. This call is being recorded.
At this time, I would like to turn the call over to Ms. Harriet Fried of LHA. Ms. Fried please go ahead, ma’am.
Harriet C. Fried, Investor Relations, Lippert/Heilshorn & Associates
Good morning, and thanks for joining us for the fourth quarter 2008 conference call for APAC Customer Services. The Company issued a press release yesterday evening containing financial results for the fourth quarter and full year 2008. This release is available on the Company’s website, as well as on various financial websites.
Company representatives on today’s call are Mike Marrow, President and Chief Executive Officer, and Andrew Szafran, Senior Vice President and Chief Financial Officer.
Before opening the call, I would like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties, and other factors that could cause the Company’s actual results to differ materially. Yesterday’s earnings release and the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, and its most recent quarterly report on Form 10-Q discuss some of these factors. The Company’s forward-looking statements speak only as of today’s date.
To supplement the Company’s consolidated financial statements, the Company uses certain measures defined as non-GAAP financial measures by the SEC. A reconciliation of these results to GAAP is attached to yesterday’s earnings release, and additional information can be found in APAC’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, and it’s recent quarterly report.
The company has posted a downloadable presentation to accompany today’s webcast in the Investor Relations section of its website at www.apaccustomerservices.com. The presentation can be viewed in the webcast section of APAC’s IR website by clicking on the link shown under the title of today’s event. It will also be posted under investor presentations after this call.
With that introduction, I’d like to turn the call over to Mike Marrow. Go ahead please Mike?
Michael P. Marrow, President and Chief Executive Officer
Thank you, Harriet, and thanks everyone for joining us on our fourth quarter and year end conference call. 2008 was a very active and successful period for APAC. So, we have quite a bit to talk about today. As has become a tradition, we’re going to start with the results, Andrew Szafran, our CFO will walk us through the Q4 results as well as our full year numbers. Following that, I’ll spend a few minutes and talk about the business in general and try to provide some additional color. Go ahead Andrew.
Andrew B. Szafran, Senior Vice President and Chief Financial Officer
Thank you, Mike. It’s great to report another quarter of improved results. For those of you following along via the webcast, my commentary begins on page five of the PowerPoint.

We’ve really accelerated our progress here at APAC in Q4. A year ago this quarter, APAC reported a net loss of $1.9 million or $0.04 per share. I’m very pleased to announce that for the fourth quarter of 2008, we had positive net income of $5.1 million or $0.10 per share. This result also includes the impact of a small amount of severance and restructuring charges. So let’s take a look at how we achieved these results. Fourth quarter 2008 revenue of $65.3 million was up 6% from $61.7 million in the fourth quarter of 2007. We exited $9 million of largely seasonal Medicare Part D, and marketing driven campaign business. We replaced that revenue with $13 million of new business from both new and existing clients. Our revenue was also impacted on net by about $0.3 million from the migration of certain domestic business offshore.
Gross profit in Q4 was $12.3 million with the gross margin of 18.8%, compared to a gross profit of $5.9 million or a 9.5% gross margin in the prior year’s quarter. This is an increase of just over nine percentage points, and clearly demonstrates the efficiency improvements we have been making in our direct labor, and functional support as well as reduced facility expense.
So, for the fourth quarter 2008, we showed a bottom line profit with net income of $5.1 million or $0.10 per fully diluted share compared to a net loss of $1.9 million or a loss of $0.04 per fully diluted share in the fourth quarter of 2007. This represents a substantial improvement in profitability of $7 million. The most recent quarter also included the impact of $240,000 in severance and restructuring charges primarily associated with changes in senior management. I would also like to highlight the fact that the fourth quarter’s income before taxes of $5.1 million is the highest level that APAC has achieved since the first quarter of 2002.
Moving on to adjusted EBITDA, we improved the quarter year-over-year by a factor of almost 2.9 times from $2.95 million to $8.6 million. 2008 full year revenue of $248.8 million was up 11% from $224.7 million in the prior year. We exited $21.2 million of largely seasonal Medicare Part D and marketing driven campaign business. We replaced that revenue with $45.9 million of new business from both and new existing clients. Our revenue was also impacted on net by about $0.6 million from the migration of certain domestic business offshore.
Gross profit for ‘08 was $40.8 million for a gross margin of 16.4% compared to a gross profit of $20.8 million or 9.3% gross margin in ‘07. This increase of 7 percentage points shows the partial year — that is about three quarters worth — of efficiency improvements we have already highlighted. For the full fiscal year of 2008 APAC’s earned net income of $3 million or $0.06 per share versus $5.1 million or $0.10 per share in 2007.
However, bear in mind that 2007 included a one-time tax benefit of $17.6 million, so comparing income before taxes shows income of $3 million for 2008 versus a loss of $12.5 million in 2007. That’s an IBT turnaround of $15.5 million. Full year 2008 also included the impact of $3.6 million in severance and restructuring charges primarily associated with changes in senior management versus the comparable amount of $1.6 million in 2007.
Adjusted EBITDA for 2008 was $23.1 million versus $6.8 million in the prior year, an improvement factor of 3.4 times. The company’s debt level dropped significantly by $20 million from $26.3 million at the end of Q4 ‘07 to $6.1 million at the end of Q4 ‘08. This also represents a $7.7 million reduction since the end of Q3 of ‘08, and has been driven by the following factors:
First and foremost we generated cash from our operations. Second, we held our DSO to 44 days which is down about five days from Q3 and seven days from a year-ago. Third, we carefully managed our net capital expenditures to $2.7 million for the quarter and $5.8 million for the year.
I’d like to close by bringing everyone’s attention the very important fact that our leverage ratio of debt to EBITDA has improved dramatically year-over-year from 3.9 times to 0.3 times. This is a very enviable position for any company in any industry to be in, especially given the current economic environment. So at this point I’d like to turn the call back over to Mike.

Michael P. Marrow, President and Chief Executive Officer
Thanks Andrew, that’s great. I’m quite familiar with these results but it was still nice to sit back and listen to you walk through them for all those on the call. As everyone can imagine we are pretty excited about our continued progress.
Early last year we announced our goal of putting APAC on the path to long-term consistent profitable growth. I think our progression of improving results over the last year demonstrates that we are on the right path. While many companies have been struggling just to stay even APAC’s fourth quarter revenue rose 6% year-over-year and we went from a sizable net loss in Q4 of 2007 to a net income of $5.1 million or $0.10 per diluted share in Q4 of 2008.
Based on the current economic environment, and barring any significant deterioration in our client’s businesses, we expect to see high single to low double-digit revenue growth in 2009, we also expect to generate full year pre-tax profit margins for 2009 in the range of what we produced in the fourth quarter of 2008.
The priorities we’ve shared in the past remain consistent as you can see on page seven in the PowerPoint that accompanies our webcast today. Our first priority is to continually enhance the quality and dependability of the services we provide for our clients without a doubt this is our number one job. It’s our clients who write our pay checks and happy clients translate into opportunities. The additional work we continue to receive from our existing clients is a good indicator of their level of satisfaction.
Our second priority is to maintain a constant focus on eliminating waste and reducing overhead, so that we can operate as efficiently as possible. As with our focus on client satisfaction we have a formal, focused meeting each and every week to discuss our progress on eliminating waste. Our next priority is to win business with both new logo companies and existing clients. We’ve enjoyed significant growth with nearly all of our existing clients; we’re in the middle of ramping a couple of new clients that we’ve signed late in the year and our pipeline has a number of good opportunities for additional new business.
And none of this occurs without a great team. We continue to add top notch people in both our domestic and international operations. We’re building bench strength to ensure success with existing and new clients alike. The management team is committed to staying ahead of the curve and making ensure that our team is always prepared for the next opportunity. We’ve worked hard to ingrain these priorities into the APAC company culture and building on these principles, we’ve executed our business turnaround faster than many would have expected.
As I mentioned in past calls we continued to hold our weekly normal meetings to ensure we are delivering the level of service our clients expect, we are paying attention to our costs, we are adding the highest caliber individuals to our team, and we’re taking right steps to attract quality new business.
More specifically each week the top 25 to 30 managers in the company including myself have a meeting to discuss our SLA performance, a meeting to discuss cost savings, the financial flash meeting to ensure the month is on track and the sales pipeline meeting as well. These four meetings are held separately to ensure that we don’t get sidetracked and that we set aside specific times to focus individually on each of these four important business drivers.
You may recall that in the fourth quarter we announced two substantial pieces of business with new clients. In mid November we were awarded a multi-year contract to support customers for one of the world’s largest wireless providers. Wireless continues to be a growth business and we now have three very significant clients in this industry — two domestic and one international.

In mid December the San Francisco Chronicle chose APAC for a multi-year contract to provide a comprehensive suite of publishing related Customer Care Services. We continue to ramp our new wireless client as well as the work we are doing for the Chronicle, and we expect these clients to have a significant positive impact on our FY ‘09 results.
In addition to numerous other opportunities with existing clients our pipeline of new business opportunities continues to strengthen as we enter 2009. We have prospects with companies across a broad spectrum of industries including communications, entertainment, financial services, healthcare, publishing and travel related services as well. We expect to see some of these coming to fruition over the next several months.
So all-in-all it’s been a very encouraging year at APAC. We are very excited about the New Year and expect to see continued progress. So at this point we are ready to take some questions. I do need to emphasize we can only take questions on APAC’s performance for the past quarter and 2008 as a whole. As you know an offer was made for the company in late January and APAC’s Board formed a special committee to evaluate that offer.
The special committee also hired legal and financial advisors. We are not in a position here today to comment on any of the work they are doing. So again we can only respond to questions about our operational and financial performance of 2008, and we will be very happy to do that. So, operator, please open the lines up for questions. Thank you.

QUESTION AND ANSWER SECTION
Operator: Thank you sir. [Operator Instructions]. And for our first question we’ll go to Al Tobia with Sidus Investment Management.
<Q – Al Tobia>: Hi, Michael, Andrew, how are you.
<A – Michael Marrow>: Hey, Al.
<A – Andrew Szafran>: Hey, Al good morning
<Q – Al Tobia>: I have a question about the deal, but I think you can answer this one, regarding the cost of the forming the committee, do you have an estimate as to those costs?
<A – Andrew Szafran>: Yeah, Al we do not have any estimates on those costs at this point.
<Q – Al Tobia>: Okay. Will you at some point in the future be able to just sort of break that out as a separate item?
<A – Andrew Szafran>: Yeah, we have established a mechanism for tracking all of those costs.
<Q – Al Tobia>: Okay. Only because to the extent of the stock is trading above this at some point in time, it may not be necessary to spend a huge amount of money. So, I just but I wanted to know just that there is going to be a one-time, and you will be able to say okay this is what it cost, and breakout several item.
<A – Andrew Szafran>: That is our, that’s our plan is to track those costs.
<Q – Al Tobia>: Okay, fine. With respect to the 6 million of debt is left, the short-term debt, are you allowed to buy any stock back, before you retired that — are there any covenants against that, what is the term loan, what are the parameters in that short-term debt itself?
<A – Andrew Szafran>: Yeah. There are general customary restrictions on stock repurchases but it doesn’t mean that we couldn’t go back to them with a specific proposal.
<Q – Al Tobia>: Okay because — will your cash flow approximate your pre-tax earnings or will non cash charges be higher than CapEx?
<A – Andrew Szafran>: Non-cash charges will not be higher than CapEx.
<Q – Al Tobia>: Okay, will it be approximately equal or CapEx higher...
<A – Andrew Szafran>: CapEx should be higher.
<Q – Al Tobia>: Okay.
<A – Michael Marrow>: Well there is still a little math while we’re taking some other questions.
<Q – Al Tobia>: Okay fine. I just want to see if I take 10% increase in revenue and then I take your Q4 margin I get something in the range in the low $20 million of pre-tax, and I’m wondering if that is all available as cash flow if you elect to do any kind of continued capturing whether its debt or equity?
<A – Andrew Szafran>: Yeah. The CapEx would be, following along with your math, the CapEx would be reasonably below that level. So that we will continue to generate cash and pay down debt.

<Q – Al Tobia>: Okay. And then debt or retire equity if that cash flow is available.
<A – Andrew Szafran>: Well.
<Q – Al Tobia>: Price is right?
<A – Andrew Szafran>: We have no specific plans to do that. So we’ll either build up cash or we’ll investigate our alternatives.
<Q – Al Tobia>: Okay. And then to Mike regarding the guidance I know you are pretty specific about in terms of no change with the customers but is the revenue guidance for 2009 assuming any new business closes in order to make that or is that all at a business that you’ve already booked in ramping that through the year?
<A – Michael Marrow>: Well there is a lot that went into looking at that including who were our existing clients, what we expect to sign in new business, any erosion so a number of factors went into that putting together, that...
<Q – Al Tobia>: Right, but I guess you mentioned that your pipeline at new business was strong, do you need to close that business turn it around and generate revenue off the new business in order to make the plan or is the plan mostly based on business that you want?
<A – Michael Marrow>: There would be some expectations for revenue from new business.
<Q – Al Tobia>: Okay. Thanks.
Operator: Our next question, we go to Howard Smith with First Analysis.
<Q – Howard Smith>: Yes good morning and congratulations to you and your team for a dramatic turnaround throughout this year.
<A – Michael Marrow>: Thanks Howard, and good morning to you.
<Q – Howard Smith>: Thank you. I’ve several questions here. Let me start with the sequential growth in revenue, we usually do see this in Q4 due to seasonality, I’m not sure we’re expecting as much seasonality this year through the economy, maybe you could breakdown some of the sequential growth between new customers, seasonal strength or just higher volumes from existing programs?
<A – Michael Marrow>: So, Andrew is looking at some numbers, while he is doing that, I’ll give you the top of the trees. A lot of the seasonal growth in the past came from a big ramp up in Part D work, and this year a good portion of our growth was not Part D work. We had mentioned or Andrew said we had exited certain dollars worth of work during the year replacing with other work. I am happy to report that the most of the work that we exited was highly seasonal and replace with work that is much more sort of level throughout the year.
<Q – Howard Smith>: Okay. So, it sounds like that maybe as — maybe another way to get at this although I am interested in the detail. Would you expect a sequential drop-off due to kind of seasonality as you look at 2009?
<A – Andrew Szafran>: Are you talking about the first quarter?
<Q – Howard Smith>: Yeah.
<A – Andrew Szafran>: No. We’re seeing continued strength Howard.

<Q – Howard Smith>: Okay.
<A – Andrew Szafran>: So, yeah, I was just looking at our various verticals and we’re seeing sequential strength across the Board net of a little bit of a decline in publishing — and part of that publishing decline is attributable to the movement offshore in fact the vast majority of that.
<Q – Howard Smith>: But, it sounds like it’s not just new customers coming out — you’re getting increased volume with your existing programs.
<A – Andrew Szafran>: Yeah, that’s absolutely true, and Mike do you want to talk about kind of our operational focus that makes that happen.
<A – Michael Marrow>: Well, I guess I would just say generally speaking in the past we had a drop-off from Q4 to Q1 because of Part D work and also because of our packaging client generally dropped off. And this year we don’t have the drop-off at Part D, but we also are enjoying the ramping of several significant clients that we talked about that we signed late in the year whereas in 2008 for sure there was not a lot of ramping going on in the first quarter.
<Q – Howard Smith>: Okay. As we look at the domestic versus offshore, I don’t know if you’re breaking out that revenue anymore, I didn’t see it in the release?
<A – Michael Marrow>: Well we didn’t and I think I was asked this question early on, is our strategy domestic or is our strategy offshore. And my answer was — our strategy is to provide alternatives to our clients and provide them with best cost, best location, best solution for them. So, we’re kind of backing off on the distinction between domestic, near shore, off-shore and all the in between varieties, we’re here to service our customers and it’s where ever they need to be.
<Q – Howard Smith>: Okay. And final question I’ll let somebody else take a turn here, you have been very good on your SG&A and looking at ways to cut costs as you talked about. Is your run-rate exiting the year — kind of your December numbers and given you had an 8 percentage decline sequentially — below the $6.5 million quarterly run-rate?
<A – Andrew Szafran>: So, what’s your — do you have a specific question?
<Q – Howard Smith>: Will the SG&A, I mean, you came down, I assume it’s kind of your cost cutting month-by-month. Is your current run-rate of SG&A in Q1 below $6.5 million?
<A – Michael Marrow>: I think I would say the following that our SG&A in the fourth quarter we have kind of rebuilt our sales team. So there is a new folks there. We didn’t have the tremendous amount of new business come on during last year. So, we’ll see for sure we’re investing in sales and their salaries and the associated commissions we’ll be paying that we expect to pay on new business.
I think interestingly enough from my perspective, SG&A is down and that covers a lot of things in our organization. But, those are areas that include human resources, a finance group, a legal group and so on. I think even though we are really down in costs and we’ve driven that down fast I’m super thrilled with their performance. Cost is down and performance and quality are way up in those groups.
<A – Andrew Szafran>: Yeah. And, Howard the changes that we’ve made are all designed to make our SG&A as leverageable as possible. So, over time as we grow it will increase, but not to the same extent as our sales growth.

<Q – Howard Smith>: Right, I’d just say it looks to me like we might be troughing down and this is probably about as low as we can go before it starts to come up. And it — I’ll follow up but it sounds like that’s the case. And congratulation’s again on fantastic results.
<A>: Thanks.
<A>: Thanks Howard.
Operator: We’ll go next to David Koning with Baird.
<Q – David Koning>: Hey guys nice job.
<A – Michael Marrow>: Thank you. Good morning David.
<Q – David Koning>: Yeah. I guess, I was wondering another way to may be ask some other questions about existing clients and how they’re looking at spending right now. What percent of your clients, kind of ballpark do you expect to spend more with you next year, just having volumes going up really and what percent might have volumes going down? And I guess you could talk a little bit about, how some clients are probably moving some work to you as well as just having their volumes go up maybe just talk a little bit about what portion of clients actually are spending more with you and what percent maybe are having volumes come down?
<A – Michael Marrow>: Well obviously our goal is to have them all stand well with us. And everyone is being impacted in one way, shape or form from the economy. But if you think about the industry we’re in, we are a tiny little fraction of the market and the growth that we’ve enjoyed with our existing clients this year I would say the vast majority of it is not because they’re growing its because we are working hard to do a good job, and so the work would be work that’s moved over to us from competitors. I couldn’t sit here today and predict how our client’s businesses are going to do, they themselves have a hard time doing that. So our focus everyday is do a great job, be efficient and if there is shrinkage in the amount of work that our clients are sourcing to their vendors put ourselves in a position so that shrinkage happens to our competitors and not to us.
<Q – David Koning>: Okay that’s helpful. So it really feels like the overall industry volumes might be sounds like somewhat flattish but that you are gaining share and that’s really the way that you are getting to this high single low double digit type growth?
<A – Michael Marrow>: Yeah and that’s not to say that more companies are not looking at outsourcing. We’ve always said that in a down economy when companies are trying to look at ways to save money we’re in a sort of a unique position because we’re one of those solutions on cost savings. So I would expect there will be companies that outsource a lot today and it’s an embedded part of their business strategy, they may outsource less and hopefully that less would go to others. But it think there are companies that maybe traditionally haven’t outsourced a lot who will be looking at it and we want to be in a position to capture some of that new business as well.
<Q – David Koning>: Okay great. And let me just on the margins looking at your EBITDA margins this quarter I think it was about 13% or so. That’s one of the best in the industry right now, and I’m wondering, maybe you can talk a little bit about why you think you are getting margins so strong and, I guess secondly, how high can the EBITDA margin realistically go, could you do a 15% full year type EBITDA margin?
<A – Michael Marrow>: Well I will tell you number one is not because of price. We’re competitive within the market — I honestly think it goes back to focus it’s a daily focus on the business, number one, we focus on doing a good job for our clients, number two, we focus on efficiencies within the organization, utilization of our folks on the phone. So, I mean there is a whole list of things that every single week we look at them and say how are we doing. So, it’s vigilance more than anything.
<Q – David Koning>: Good, and then, can they go to, could you get a full year 15% margin, is that seem possible longer-term?
<A – Andrew Szafran>: We’ve spoken before about having our pre-tax margins as a goal between 9% and 13% with the 9% being at a time when we really did ramp training.
<A – Andrew Szafran>: Yes, so in the heavy growth mode there will be more towards 9% when we really cruising along really more towards 13% and, we have a delta between pre-tax and EBITDA give or take...
<A – Michael Marrow>: A few Percentage points.
<A – Andrew Szafran>: Yeah, a few percentage points, you can kind of calculate that in Q4. So, in answer to your question.
<A – Michael Marrow>: It’s conceivable, to be, be perfectly honest I’d rather be in the high growth, high investment range than the cruising along range. So...
<Q – David Koning>: Right, good, thanks a lot, good job.
<A>: Thank you.
<A>: Thanks, David.
Operator: Our next question, we go to Ron Chez.
<Q – Ron Chez>: Good morning.
<A – Michael Marrow>: Hi, Ron, good morning.
<Q – Ron Chez>: I think the job was just so-so, guys.
<A – Michael Marrow>: Okay. We are trying.
<Q – Ron Chez>: I know, you are trying, but if you pickup the pace a little that would be good, okay.
<A – Michael Marrow>: All right, we will.
<Q – Ron Chez>: All right. I have — what at one-time as you are talking about business here, and the existing business, it was a big deal to get the Part D business. So, now, you are exiting that business, would you characterize that, I guess you would as business that wasn’t as profitable as you wanted it to be?
<A – Michael Marrow>: Here is what I say about Part D, it was a big deal to get that business, it was, it’s just a few years old, it was new for us, it was new for our clients. I think, we provided a very valuable service and helping our clients to get that up and running, but the reality is that we keep hundreds of seats virtually empty for a good part of the year so, that we could service that during the short part of the year. I wouldn’t characterize it is highly unprofitable, the margins weren’t as good obviously as something where you would have, as the seats full during the entire year. So, we were happy to do for our clients — things have kind of settled down, the massive number of people required during the enrollment fees and isn’t there as it was before. So, I think, we’re happy and fortunate that we’ve converted the vast majority of those seats to work that has performed for 12 months.

<Q – Ron Chez>: And how is in that vertical, you’ve talked about several verticals, how is your business in the healthcare vertical?
<A – Michael Marrow>: Actually it’s great. If it sounded like we’re shrinking because of the Part D I wouldn’t say that at all, I think Andrew has, maybe some numbers you can share.
<A – Andrew Szafran>: Yeah, if you look at the total healthcare vertical for the full year, we were up 11.5%. If you take Part D out of that and so you look on what you’d call a same store basis. We were up 27%. So, healthcare is a terrific vertical for us.
<Q – Ron Chez>: Is there one that matches those numbers. Is that the best one?
<A – Michael Marrow>: In terms of growth?
<Q – Ron Chez>: Yeah, well Andrew’s number that’s very pleasant to hear that it was up same store 27%, is that the top performing vertical in terms of growth?
<A – Andrew Szafran>: Yeah.
<Q – Ron Chez>: Or does it even make a difference? I mean you don’t have to spend a lot of time on that?
<A – Michael Marrow>: I’m not sure, its big. I am not sure if it’s the top one, Andrew can answer that. We — obviously we’ve enjoyed growth in wireless and with the signing mid-year of our offshore wireless customer and very late in the year of very large domestic customer. I expect to see big growth in — nice growth in 2009 from the wireless vertical.
<Q – Ron Chez>: And...
<A – Andrew Szafran>: Yeah Ron, I’ve got the numbers. I would say it was our best performing vertical, but telecom and managed services are — follow sharply behind it.
<Q – Ron Chez>: So, you’ve got good spread amongst the various verticals?
<A – Michael Marrow>: Yeah.
<A – Andrew Szafran>: Yes.
<A – Michael Marrow>: What we also did was we exited significant amount of revenue that was marketing driven, seasonal, very spiky and replaced it with wireless and healthcare, we are happy about that.
<Q – Ron Chez>: Is all that marketing business gone now?
<A – Michael Marrow>: It is.
<Q – Ron Chez>: On the publishing vertical and the difficulties of all the newspapers, are you continuing to do work for the Tribune, and do you think you can squeeze the money out of them or some of it?
<A – Michael Marrow>: We are continuing to do work for the Tribune. And that is — it’s a good plan and we’re happy to continue to service them.

<Q – Ron Chez>: And Andrew, do you want to comment on hedging or do you just want to say it’s in good order?
<A – Andrew Szafran>: Yes, our hedging is in good order on the Philippine peso, we have at this point looking forward, we have about 50% of our overseas expenses hedged for 2009, with more of a bias towards the first two quarters. But it’s all hedged comfortably and what we would say is a favorable range —
<Q – Ron Chez>: and no speculation? Just pure hedging of expenses?
<A – Andrew Szafran>: There are just pure hedging of expense. Yeah, we look at our fixed expenses and our variable payroll expenses and that’s the basis that’s for what we use to hedge, and as I had just mentioned we are at — we target around 50%.
<Q – Ron Chez>: Okay. And Mike, you talked about the first goal being quality, the KPI’s, do you want to comment on that?
<A – Michael Marrow>: Yeah.
<Q – Ron Chez>: Further or?
<A – Michael Marrow>: Yeah, it was partially a repeat is that we are doing well. We are — we are more than focused on it, we are sort of obsessed with it. And the best indicator to me of how we are doing is our current clients giving us additional business and the answer is yes.
<Q –Ron Chez>: And just one more question, now did you — did you hire somebody to run sales or are you still doing that?
<A – Michael Marrow>: I am in the middle of that.
<Q – Ron Chez>: Okay.
<A – Michael Marrow>: News coming soon, I believe.
<Q – Ron Chez>: Okay. Did you get the other folks as I recall you had five sales people, logo sales people and you were going to hire three more?
<A – Michael Marrow>: Yeah. We have a couple of leaders and each of them has a team. And the only spot that is empty is the top sales person that I’ve been filling their role, and I am anxious to let someone come in and fill that role on a permanent basis.
<Q – Ron Chez>: So how many sales people are there now?
<A – Michael Marrow>: Well, if you just think about those that are out soliciting work with clients or respective clients.
<Q – Ron Chez>: Right.
<A – Michael Marrow>: There are eight.
<Q – Ron Chez>: Okay, okay. You’ve heard that before really good job and we appreciate it.
<A – Michael Marrow>: Thank you.
Operator: And, we go next to Mark Cooper with Wells Capital.

<Q – Mark Cooper>: Good morning.
<A>: Good morning, Mark.
<A>: Good morning.
<Q – Mark Cooper>: I just — the numbers are just fantastic, which even encourages my objection to this whole buyout deal, I’ll say that for the record. But having said, that Andrew the cash that you’ve taken out of the balance sheet in the last year, are you done — doing that, are you at the levels that you think that business will operate at or is there more to be worked out of that?
<A – Andrew Szafran>: Are you talking Mark that as generating cash from operations?
<Q – Mark Cooper>: Yeah, the working capital component value, you pay for that quite a bit out of that end of the last year or so?
<A – Andrew Szafran>: Yeah, I think if you’re talking in terms of our DSO being in kind of the low-to-mid 40s, we think that’s a very good range to be in. And so, we do think that’s sustainable as we grow. But the big driver is going to be continued operating performance that will generate cash and we’ll maintain those working capital turns.
<Q – Mark Cooper>: But no, well okay. I think that — that answers my question.
<A – Andrew Szafran>: Yeah.
<Q – Mark Cooper>: All right, thank you.
<A – Michael Marrow>: You bet.
Operator: [Operator Instructions].
And with that ladies and gentlemen, we have no further questions on our roster therefore Mr. Marrow, I’ll turn the conference back over to you for any closing remarks.
Michael P. Marrow, President, Chief Executive Officer
Okay, great thank you. So I’ll close by saying thanks again for joining us this morning. As you know, we’re a results oriented company, and we look forward to our next call where we’ll be sharing the results of the first quarter of 2009. Thanks again.
Operator: And again ladies and gentlemen, this does conclude APAC’s fourth quarter 2008 earnings results conference call. We do appreciate your participation. And you may disconnect at this time.

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